Exhibit 99.1

Xencor Announces Closing of Research Collaboration and License Agreement with Genentech

MONROVIA, Calif., Mar. 8, 2019 — Xencor, Inc. (NASDAQ:XNCR), a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies for the treatment of autoimmune disease, asthma and allergic diseases, and cancer, today announced the closing of its research collaboration and license agreement with Genentech, a member of the Roche Group, following the expiration of the waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976. Xencor and Genentech entered the agreement to develop and commercialize novel IL-15 cytokine therapeutics, including XmAb®24306, an IL-15/IL-15Rα cytokine complex engineered with Xencor’s bispecific Fc domain and Xtend™ Fc technology.

The agreement is effective as of March 8, 2019, and the related $120 million upfront payment by Genentech to Xencor is due within 30 days of the effective date. Additional details about the collaboration can be found in Xencor’s Form 8-K filed with the Securities and Exchange Commission on February 5, 2019.

About Xencor, Inc.

Xencor is a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies for the treatment of autoimmune diseases, asthma and allergic diseases and cancer. Currently, 12 candidates engineered with Xencor’s XmAb® technology are in clinical development internally and with partners. Xencor’s XmAb antibody engineering technology enables small changes to the structure of monoclonal antibodies resulting in new mechanisms of therapeutic action. For more information, please visit www.xencor.com.

Forward Looking Statements

Statements contained in this press release regarding matters that are not historical facts are forward-looking statements within the meaning of applicable securities laws, including, but not limited to, the quotations from Xencor’s president and chief executive officer and any expectations relating to Xencor’s financial expectations and business, the timing and success of clinical trials, future product candidates, Xencor’s research and development programs, partnering efforts and capital requirements. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements and the timing of events to be materially different from those implied by such statements, and therefore these statements should not be read as guarantees of future performance or results. Such risks include, without limitation, the risks associated with the process of discovering, developing, manufacturing and commercializing drugs that are safe and effective for use as human therapeutics and other risks described in Xencor’s public securities filings. For a discussion of these and other factors, please refer to Xencor’s annual report on Form 10-K for the year ended December 31, 2018 as well as Xencor’s subsequent filings with the Securities and Exchange Commission. All forward-looking statements are based on Xencor’s current information and belief as well as assumptions made by Xencor. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and Xencor undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.

Investor Contact: Charles Liles, Tel: 626-737-8118, cliles@xencor.com; Corporate Communications Contact: Jason I. Spark, Canale Communications for Xencor, Tel: 619-849-6005, jason@canalecomm.com